                                                                   EXHIBIT 10.37

                        GPCR LICENSE AND USER AGREEMENT

THIS GPCR LICENSE AND USER AGREEMENT is made and entered into as of July 7, 2000, by and between 3-Dimensional Pharmaceuticals, Inc., a Delaware corporation with an office at Eagleview Corporate Center, 665 Stockton Drive, Suite 104, Exton, PA 19341 ("3DP"), and Bristol-Myers Squibb Company, a Delaware corporation having a principal place of business at Route 206, P.O. Box 4000, Princeton, New Jersey 08543 ("BMS"). 3DP and BMS may be referred to herein as a "Party" or, collectively, as the "Parties."

                                  BACKGROUND

WHEREAS, 3DP owns or controls certain proprietary rights and know-how relating to certain GPCR Structures, GPCR Homology Models and related analysis technologies; and

WHEREAS, 3DP has compiled and is compiling, and owns, certain information and data regarding certain GPCR Structures and GPCR Homology Models in a proprietary database which may be useful in the study of biological phenomena and design and discovery of new pharmaceutical and diagnostic products; and

WHEREAS, BMS desires to obtain access to 3DP's Proteomica Database, and to obtain certain licenses under certain of 3DP's proprietary rights and know-how, to conduct research and development with respect to certain GPCR Structures that have applicability in the development and commercialization of diagnostics and pharmaceuticals.

NOW THEREFORE, in consideration of the covenants, representations and warranties contained herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

In addition to the capitalized terms defined throughout this Agreement, the following terms when used herein shall have the respective meanings assigned to them below:

     1.1 "Access Term" means the period commencing on the commencement of Contract Year One and ending on termination or expiration of this Agreement, during which BMS shall have access to the Proteomica Database under the terms and conditions of this Agreement.

     1.2 "Affiliate" means, with respect to either Party, any corporation or other business entity which controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or other entity if it owns or directly or indirectly controls at least 50% of the voting stock or other ownership interest of the other corporation or entity (or alternatively, if it owns the maximum such ownership interest permitted by law), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity, or the

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          power to elect or appoint at least 50% of the members of the governing body of the corporation or other entity.

     1.3 "Agreement" means this GPCR License and User Agreement including its Exhibits, as may be amended from time to time.

     1.4 "BMS Preferred Target List" means the list of GPCR targets set forth as Exhibit B, as such list may be amended from time to time by BMS in
             ---------
          its sole determination. While the GPCR targets [**] the content of the BMS Preferred Target List, and that [**].

     1.5 "BMS Site" means only (a) the BMS pharmaceutical research and development facilities located in Lawrenceville, New Jersey, U.S.A.; Hopewell, New Jersey, U.S.A.; Wallingford, Connecticut, U.S.A.; Candiac, Quebec, Canada; (b) [**] in the United States, Canada or a country in the European Union, [**] excepting [**] that has been [**], and [**] prior to BMS having access to the Proteomica(TM) Database at [**] and (c) [**] in the United States, Canada or a country in the European Union [**] prior to BMS having access to the Proteomica(TM) Database [**].

     1.6 "Business Day" means any day, Monday through Friday, on which banking institutions in New York, New York are open for business.

     1.7 "Confidential Information" means all proprietary technical and/or commercial information that has or could have commercial value or other utility in a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including information, inventions, know-how, data and materials relating to the Database Information and shall include without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form, except to the extent that it can be established by the Receiving Party (as defined in Section 7.4) that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party; (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party (as defined in Section 7.4) and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose. For the purposes of this Agreement, the BMS Preferred Target List shall be presumed to be Confidential Information of BMS and the Proteomica Database shall be presumed Confidential Information of 3DP.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.8 "Contract Year One" means the one year period commencing on the date on which a Proteomica(TM) Database is installed at any BMS Site by 3DP containing: (i) the [**] for at least [**] and (ii) an initial set of at least [**] provided that BMS retains the right to accept [**] than that defined as [**] in which case Contract Year One shall commence.

     1.9 "Contract Year Three" means the one-year period commencing immediately following the end of Contract Year Two.

     1.10 "Contract Year Two" means the one-year period commencing immediately following the end of Contract Year One.

     1.11 "Control" or "Controlled" means possession of the ability to grant a license or sublicense of any patent rights, Know-how or other intangible rights as provided for herein without violating the terms of any contract or other agreement with a Third Party.

     1.12 "Database Information" means all or any part of the information associated with individual GPCR Structures and GPCR Homology Models in the Proteomica(TM) Database, but does not include [**] including, but not necessarily limited to, [**].

     1.13 "Documentation" means all documentation, technical manuals, operator and user manuals, flow diagrams, file descriptions and other written information describing the functions, operational characteristics and specifications of the software associated with the Proteomica(TM) Database, or explaining how to install, use maintain and/or support the Proteomica(TM) Database, as the same may be provided by 3DP and amended by 3DP from time to time in connection with its release of any maintenance updates and upgrades. The Parties acknowledge that all or part of such documentation may be electronic.

     1.14 "Effective Date" means the later of: (a) date of this Agreement as set forth above; or (b) the date on which all of the following documents between the Parties have been executed: this Agreement, the 3DP PERT Internal Use License and Option Agreement, the DiscoverWorks(TM) Nonexclusive License and Purchase Agreement, and the DiscoverWorks Drug Discovery Collaboration Agreement.

     1.15 "GPCR" means G-Protein Coupled Receptor.

     1.16 "GPCR Class" means a collection of one or more GPCR Sequences comprising a distinct subfamily of the entire GPCR family of gene products, as defined in Exhibit A, that uses a classification based on
                                  ---------
          [**].

     1.17 "GPCR Higher Resolution Structure" means a GPCR Structure refined against a data set of [**].

     1.18 "GPCR Homology Model" means a three-dimensional structure of a GPCR that is defined by a set of atomic x, y, z coordinates derived from an experimentally

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          determined GPCR Structure, by comparison of the GPCR Sequence associated with the experimentally determined GPCR Structure with a Putative GPCR Sequence or different GPCR Sequence.

     1.19 "GPCR Sequence" means the cDNA sequence that corresponds to the gene for a GPCR that is characterized and defined by being the physiological receptor for an endogenous ligand or exogenous compound.

     1.20 "GPCR Structure" means a set of atomic x, y, z coordinates and (B)- factors, in 3DP's Control, for an experimentally determined three-dimensional structure of a gene product corresponding to a particular GPCR Sequence, together with certain structure determination statistics [**] to allow users the opportunity to access the quality of such a GPCR Structure. GPCR Structure may be derived from, among other things, the GPCR Sequence of a native ("apo-", unliganded) GPCR, or of [**] of such GPCR. A GPCR Structure may also be derived from the co-crystallization of such GPCR with a small molecule ligand or another protein, from a post-translational modification of such GPCR, or from the soaking of an apo-receptor crystal with a small molecule ligand. A GPCR Structure will be determined from [**].

     1.21 "GPCR Suite" means a collection of two or more GPCR Structures for a particular GPCR that may preferably include representatives of the following [**].

     1.22 "Know-how" means unpatented technical and other information which is not in the public domain relating to GPCR Structures in the Proteomica Database, specifically limited to [**].

     1.23 "Person" or "person" means any corporation, partnership, limited liability company, joint venture, other entity or natural person.

     1.24 "Proteomica Database" means 3DP's proprietary database containing Database Information pertaining to one or more GPCR Structures for one or more particular GPCRs and [**] GPCR Homology Models derived from GPCR Structures.

     1.25 "Putative GPCR Sequence" means a cDNA sequence that represents a gene and, by virtue of sequence homology with cDNA sequences of known GPCRs, is generally believed to express a gene product that is a member of the GPCR family of gene products.

     1.26 "Third Party" means any person or entity other than a Party.

     1.27 "3DP Consulting Services" means 3DP's services to provide general training in the use of the Proteomica(TM) Database and to provide consultation to BMS at its request with regard to access and use of data pertaining to particular GPCR Structures and GPCR Homology Models.

     1.28 "3DP Interfaces" means the software that provides (a) the content and aggregation interface for the Proteomica(TM) Database (used in conjunction with external browser software) and the functional modules incorporated therein, (b) the associated analytic and data processing engines used to process and analyze

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          the data, (c) the ad-hoc query tool, and (d) any maintenance updates and upgrades developed, created or owned by 3DP during the term of this Agreement and provided to BMS.


                                   ARTICLE 2

                 OWNERSHIP; ACCESS TO THE PROTEOMICA DATABASE.

     2.1 Access Grant. 3DP hereby grants to BMS and its Affiliates a non-transferable, royalty-free, non-exclusive license, without the right of sublicense, to have installed, use, execute and access the Proteomica(TM) Database at BMS Sites solely for the purpose of BMS's internal research use in the Field (which shall be deemed to include any research and development activities being undertaken [**] for the Access Term. In furtherance of this access grant, and in no event later than the commencement of Contract Year One, 3DP shall provide the Proteomica(TM) Database to BMS in machine readable form and the then-current Know-how and Documentation.

     2.2 Inclusion of GPCR Structures in Proteomica(TM) Database. Upon the commencement of Contract year One: (a) from time to time, [**] GPCR structures except those obtained through collaborations with Third Parties, [**] shall be included in the Proteomica(TM) Database that is accessible to BMS, and at such time 3DP will provide BMS [**] (b) in the event that 3DP solves any GPCR Structure [**] with or without a ligand [**] 3DP shall include such GPCR Structure in the Proteomica(TM) Database within [**] of 3DP solving such GPCR Structure, and at such time 3DP will provide BMS with [**] and (c) in the event that [**] 3DP shall use all reasonable efforts [**] and 3DP shall [**] include such GPCR Structures in the Proteomica(TM) Database installed at BMS. 3DP shall provide to BMS, reasonably upon BMS' request, [**].

     2.3 Ownership of Proteomica(TM) Database. BMS hereby acknowledges that (a) 3DP has expended significant resources and efforts to develop the Proteomica(TM) Database and the Database Information, (b) the Proteomica(TM) Database represents a highly valuable and confidential asset, and is a principal product of 3DP, (c) 3DP is willing to grant BMS access to the Proteomica(TM) Database in reliance upon the assurance by BMS that it shall use all reasonable efforts (including not less than those efforts that BMS uses to protect its own confidential information of like character) to protect the Proteomica(TM) Database from unauthorized disclosure and use at each BMS Site, and (d) the Proteomica(TM) Database is, and at all times during the term of this Agreement shall remain, the sole and exclusive property of 3DP.

     2.4  Use at a BMS Site.

          2.4.1 While 3DP anticipates that access to the Proteomica(TM) Database shall be accomplished over extranet or other secure internet access, if the Proteomica(TM) Database is installed at any BMS Site, then the Proteomica(TM) Database shall only be installed at the BMS Sites on designated 3DP approved client computers, such approval not to be unreasonably withheld or delayed.

          2.4.2 BMS will install the Proteomica(TM) Database on approved computers in a manner, and taking such security measures and back-up procedures, as BMS uses internally for its own internally-developed proprietary software and information control.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          2.4.3 All Proteomica(TM) Database access shall be consistent with the terms set forth in Exhibit C.
                                           ---------

     2.5  Use Restrictions.  Except as permitted under Section 2.1 and 2.3:

          2.5.1 BMS shall have the right to use the Proteomica(TM) Database and Database Information solely for its own internal use by Authorized Personnel of BMS and not as any part of providing separate services or sublicenses to any Third Party (including, without limitation, providing, directly or indirectly, the same or similar services to any Third Party). Such use shall only take place at a BMS Site in accordance with the terms and conditions of this Agreement for the Access Term. "Authorized Personnel" shall refer to BMS employees, BMS temporary employees and BMS consultants who have signed an agreement with BMS in which such person acknowledges such person's obligation to protect the Proteomica(TM) Database and Database Information.

          2.5.2 BMS shall have no access to or right to use the Proteomica(TM) Database except at any BMS Site under the terms and conditions of this Agreement.

          2.5.3 Except as otherwise agreed by 3DP in writing, and except as provided in Section 2.5.4, BMS shall not (i) reverse engineer, decompile, disassemble, re-engineer or otherwise recreate or permit or assist others to recreate the Proteomica(TM) Database or its structural framework or distribute copies (by any means whatsoever whether now known or hereafter invented) of the Proteomica(TM) Database, including any substantial portion of the Database Information from any field of the database, for any purpose except as expressly permitted under this Agreement; (ii) develop any products for commercial sale that are the same or similar to the Proteomica(TM) Database and (iii) except through the use of 3DP personnel, BMS shall not modify, enhance or otherwise change the Proteomica(TM) Database.

          2.5.4 BMS retains the right to create for its internal use databases of protein structures that may include GPCR structures. Any GPCR structures that have been obtained through the Proteomica(TM) Database will be treated under the same conditions of confidentiality.

          2.5.5 BMS shall comply with all other use restrictions contained in Exhibit C. Exhibit C shall be prepared by, and reasonably
                       ---------  ---------
                    agreed upon, the Parties, and appended to this Agreement, as soon as reasonably necessary prior to the first installation of the Proteomica(TM) Database at a BMS Site.

     2.6 Third Party Components. Unless stated otherwise and agreed to by the Parties in writing, 3DP shall be responsible for securing all licenses required from Third Parties for the incorporation of Third Party Software Components for use in

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          conjunction with the Proteomica(TM) Database, and for paying all license and other fees in connection therewith. As used herein, "Third Party Software Components" means Third Party software tools that 3DP either licenses in or otherwise approves for inclusion in the Proteomica(TM) Database.

     2.7 Loss, Theft, Unauthorized Disclosure or Use. BMS promptly shall notify 3DP of any loss, theft or unauthorized disclosure or use of the Proteomica(TM) Database or the Database Information that comes to BMS's attention.

     2.8 3DP Retained Rights. Any rights of 3DP not expressly granted to BMS under the provisions of this Agreement shall be retained by 3DP.

     2.9 Pre-Release Prior to Publication of BMS GPCR Structures. In the event that BMS intends to publish any GPCR Structures solved by BMS, BMS shall make such GPCR Structures available to 3DP for inclusion in the Proteomica(TM) Database as soon as reasonably practicable and in no event later than [**] prior to any public release of such GPCR Structures by BMS under Section 7.3. [**]

                                   ARTICLE 3

            PROGRAM DIRECTORS; DEVELOPMENT PROTEOMICA(TM) DATABASE

     3.1  Program Directors.

          3.1.1 Upon commencement of the Access Term, each Party will provide the other, in writing, with the name of its "Program Director." The Program Directors will act as the primary liaison in coordinating the activities under this Agreement.

          3.1.2 The Program Directors will serve to (i) oversee and coordinate the installation and usage of the Proteomica(TM) Database at the BMS Sites; (ii) monitor adherence to the user terms and conditions set forth in this Agreement; and
                    (iii) require all employees and consultants who have access to the Proteomica(TM) Database at a BMS Site to execute, and monitor adherence to, the user terms and conditions set forth in Exhibit C.
                             ---------

          3.1.3 The Program Directors shall meet with such frequency and at such time and location as may be reasonably necessary to accomplish installation of and access to the Proteomica(TM) Database.

          3.1.4 Each Party shall bear the costs and expenses of its respective Program Director.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     3.2 Proteomica(TM) Database Development. 3DP shall use commercially reasonable efforts to develop the Proteomica(TM) Database in a manner reasonably consistent with the following three year development program:

          3.2.1 In Contract Year One, 3DP will use commercially reasonable efforts to constitute the first GPCR Suite, add additional GPCR Structures and/or GPCR Suites, and increase the number of GPCR Homology Models in the Proteomica(TM) Database.

          3.2.2 In Contract Year Two, 3DP will use commercially reasonable efforts to [**] and the number of GPCR Structures, GPCR Suites and GPCR Homology Models in the Proteomica(TM) Database.

          3.2.3 In Contract Year Three, 3DP will use commercially reasonable efforts to [**] and to enhance the number of GPCR Structures, GPCR Suites and GPCR Homology Models in the Proteomica(TM) Database and specifically [**].

          3.2.4 3DP shall have sole discretion in all development decisions relating to the Proteomica(TM) Database; provided, however, 3DP shall work with BMS and other subscribers of the Proteomica(TM) Database to obtain meaningful input regarding the further development of the Proteomica(TM) Database, in terms of the choice of both GPCR Structures and GPCR Homology Models.

     3.3 Testing During the Course of the Proteomica(TM) Development Program. BMS acknowledges that the 3DP Interface provided under this Agreement may be pre-commercial release Beta versions, and that BMS's access may be to a developmental test site for the Proteomica(TM) Database.

     3.4 Installation. At dates and times mutually acceptable, 3DP agrees to provide BMS with on-site access to the Proteomica(TM) Database at the BMS Sites.

                                   ARTICLE 4

             PROTEOMICA DATABASE MAINTENANCE AND SUPPORT SERVICES

     4.1 General Obligation. 3DP shall use commercially reasonable efforts to provide BMS with maintenance and support services for the Proteomica(TM) Database all as specified in this Article 4 ("Maintenance and Support Services").

     4.2 Correction of Nonconformities. BMS shall promptly notify 3DP, in writing or by telephone (confirmed in writing), of any nonconformity in the 3DP Interfaces. 3DP will respond to and correct any confirmed nonconformities in the 3DP Interfaces within a reasonable time and as prioritized by the Program Directors.

     4.3 Maintenance Updates. 3DP shall provide BMS with any known solutions to problems occurring with the 3DP Interfaces, including, without limitation, any maintenance updates, at the time 3DP first releases corresponding solutions and maintenance updates for 3DP Interface. BMS agrees to accept all solutions and installations of maintenance updates.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     4.4 Training and Consulting Services. 3DP shall provide up to an aggregate of [**] of (i) training and support services to qualified BMS personnel during [**] pertaining to the operation and support of the Proteomica(TM) Database, at no additional charge to BMS, and (ii) Consulting Services (pursuant to Article 5). Any such training and support will be provided at such times and in such places and in such form as may be mutually agreeable to the Parties.

     4.5 Remote Access. If necessary, each Party shall provide the other with reasonable access, via modem, the Internet or some other remote communications method mutually agreed-upon by the Parties, to such Party's development, data and/or application servers for the sole and limited purpose of assisting the other Party in fulfilling its obligations under this Agreement. Said access shall be subject to each Party's reasonable standards and procedures for the security of computer systems and data.

     4.6 Reuse of Developed Code. 3DP shall be free, at any time, to incorporate software code written by 3DP in the course of implementing the Proteomica(TM) Database in any product, including a standard Proteomica(TM) Database, or a customized or modified version thereof. No compensation shall be due to BMS for any such reuse of software code written by 3DP in performing services for BMS hereunder.

                                   ARTICLE 5

                            3DP CONSULTING SERVICES

     5.1 Performance of Consulting Services. In addition to the training and support services provided in Section 4.4, 3DP will provide BMS with 3DP Consulting Services as specifically set forth in work orders agreed to in writing by the Parties and attached hereto from time to time (each, a "Work Order"). Such Work Orders shall specify, at a minimum, the scope of work to be performed, the timeline, any 3DP Consulting Services' deliverables, any BMS participation or inputs required, and fees due from BMS for such 3DP Consulting Services. 3DP shall use commercially reasonable efforts to complete performance of the relevant 3DP Consulting Services on or before the targeted date(s) for completion set forth in the timeline.

     5.2 Provision of 3DP Services. All 3DP Consulting Services required to be delivered by 3DP to BMS under any Work Order shall be delivered to BMS as specified in the applicable Work Order or as otherwise mutually agreed to by the Parties in writing.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   ARTICLE 6

                               FEES AND PAYMENTS


     6.1 User Fees and Expenses. BMS will pay 3DP an "Annual User Fee" for access to the Proteomica(TM) Database at BMS Sites described in Sections 1.5(a) and 1.5(b), in accordance with the following schedule:

          6.1.1     Within thirty (30) days of the Effective Date: $1,500,000
                    (U.S.)

          6.1.2     Upon the commencement of Contract Year Two:

                    (a) [**] (U.S.) if the Proteomica(TM) Database contains at least one GPCR Suite, or [**] or one additional GPCR Structure[**].

                    (b) [**] (U.S.) if the Proteomica(TM) Database does not contain at least one GPCR Suite, or [**] or one additional GPCR Structure [**].

          6.1.3     Upon the commencement of Contract Year Three:

                    (a) [**] (U.S.), if the Proteomica(TM) Database contains [**] GPCR Suites, such that each GPCR Suite relates to a different GPCR Sequence, and contains [**], with the [**] structures being [**] or

                    (b) [**], if the Proteomica(TM) Database contains at least [**] GPCR Suites containing [**] including at least [**]; or

                    (c) [**] (U.S.), if the Proteomica(TM) Database contains at least [**] GPCR Suites (containing any GPCR Structures), [**] or

                    (d) If the Proteomica(TM) Database does not contain GPCR Suites or GPCR Structures which meet any of the foregoing, then [**].

                    (e) In the event that the criteria set forth in clauses (a) through (c) have not been met at the commencement of Contract Year Three, but are thereafter met during Contract Year Three, BMS shall pay the difference between the amount paid at the time of the commencement of Contract Year Three and the amount that would have been due to 3DP if the criteria that is met during Contract Year Three had been met at the commencement of Contract Year Three.

          6.1.4 Any payment to be made pursuant to Section 6.1.2 or 6.1.3 shall be due within thirty (30) days after the commencement of Contract Year Two or Contract Year Three, as the case may be.

     6.2 Additional Site Fees. BMS will pay to 3DP an "Annual User Fee" for access to the Proteomica(TM) Database at any BMS Site described in
          Section 1.5(c) of [**] if BMS identifies such BMS Site during the First Contract Year, and [**] of the then-current fee, according to the provisions of Section 6.1.2 or Section 6.1.3, respectively, if BMS identifies such BMS Site during Contract Year Two or Contract Year Three. BMS shall make such payment to 3DP within 30 days of identifying such BMS Site to 3DP, according to the provisions of
          Section 1.5.

     6.3  Additional Fees.

          6.3.1 Maintenance and Support Fees. BMS will be responsible for the expenses of 3DP personnel engaged in any training and support or 3DP Consulting Services provided under this Agreement.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          6.3.2 Installation/Integration Fees. BMS will be responsible for the expenses associated with additional installations required for BMS for the Proteomica(TM) Database after the initial installation at each BMS
                               Site.
     6.4 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to such bank account as 3DP may designate by notice to BMS. Payments shall be free and clear of any taxes, fees or charges, to the extent applicable.

     6.5 Late Payments. All amounts payable by BMS hereunder, shall be paid by BMS to 3DP in full, without any right of set-off or deduction. BMS shall pay interest on all amounts past due at the rate of one percent (1%) over the prime rate of interest reported in The Wall Street Journal for the date such amount was due.

     6.6 Taxes. Each Party shall pay all sales, use, personal property, and other similar taxes associated with the license rights granted and/or services provided to such Party hereunder, except taxes based on the other Party's gross or net income, net worth or assets, which shall be the sole responsibility of such other Party. If either Party claims an exemption from any applicable sales or use taxes, the Parties shall cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, (i) to ensure that any withholding payments required to be made by the other Party are reduced to the fullest extent permitted by law, and (ii) to seek credit for withholding payments previously made by such other Party.

     6.7 Most Favored Provision. Upon the commencement of Contract Year One and until the expiration or termination of this Agreement, if 3DP enters into an agreement with a Third Party and such agreement provides for [**] on more favorable financial terms than are applicable to BMS hereunder, then 3DP agrees to apply those more favorable financial terms to BMS for the remainder of the term of the Agreement. 3DP shall promptly notify BMS in writing if it has executed such an agreement, [**].

                                   ARTICLE 7

                         PUBLICATION; CONFIDENTIALITY

     7.1 Notification. Each Party recognizes that the other Party may wish to publish the results of its work relating to GPCR Structures. However, each Party also recognizes the importance of preserving the proprietary nature of these GPCR Structures. Consequently, any proposed publication relating to GPCR Structures by either Party shall comply with this Section 7. At least 90 days before a manuscript is to be submitted to a publisher, the publishing Party will provide to the nonpublishing Party with a copy of the manuscript and any GPCR Structures disclosed therein. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least 60 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 60 days before the presentation is made.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     7.2 Review of Proposed Publications. The other Party will review the manuscript, abstract, text or any other material provided under
          Section 7.1 to determine if any confidential or proprietary information is being disclosed, then the Parties will consult to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure.

     7.3 GPCR Structure Disclosure. If either Party is required to submit the GPCR Structure coordinates to a public database as a condition of publication, then such party shall subject such submission to a [**] BMS shall not otherwise distribute such GPCR Structure coordinates publicly or privately. 3DP shall not otherwise distribute such GPCR Structure coordinates publicly, but may make them available as part of the Proteomica(TM) Database to other parties [**].

     7.4 Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for 10 years thereafter, either Party that receives Confidential Information (a "Receiving Party") from the other Party (a "Disclosing Party") shall keep, and shall ensure that its officers, directors and employees keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement (including, without limitation, know-how).

     7.5  Written Assurances and Permitted Uses of Confidential Information.

          7.5.1 The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction; provided however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

          7.5.2 The existence and the terms and conditions of this Agreement which the Parties have not specifically agreed to disclose pursuant to this Section 7.5 shall be treated by each Party as Confidential Information of the other Party.

          7.5.3 If a Party is required to make any disclosure of the other Party's Confidential Information, it will give at least thirty (30) days written, advance notice to the latter Party of such disclosure requirement. If a Party is required to disclose Confidential Information to comply with applicable laws or governmental regulations, including but not limited to submitting information to tax authorities or to comply with any discovery or similar request for production of documents in litigation or similar alternative dispute resolution proceedings, such Party may make such disclosure provided it gives prompt notice to the other Party, and provided it makes all reasonable efforts to comply with all administrative or other

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                    procedures or to establish a reasonable protective or similar order under which the confidential nature of the information will be maintained.

     7.6 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, 3DP may describe the financial terms of this Agreement in confidence, in connection with capital raising or financing activities; provided, however, any such recipient of such Confidential Information shall agree in writing to keep such terms confidential for the same time periods and to the same extent as 3DP is required to keep Confidential Information confidential under this Agreement. Furthermore, BMS acknowledges that 3DP may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it files a registration statement with respect to its shares or it becomes a public company as required by applicable U.S. law; provided however, the terms of this Agreement and the copy submitted to the applicable governmental agency shall be redacted such that the extent of any such disclosure shall be limited to that which in the opinion of 3DP's and BMS's legal counsel is legally required to be disclosed.

                                   ARTICLE 8

                        REPRESENTATIONS AND WARRANTIES

     8.1 Authority. Each Party represents and warrants that as of the Effective Date it has full right, power and authority to enter into this Agreement, this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

     8.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a Party.

     8.3 Disclaimer of Warranties. 3DP MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROTEOMICA(TM) DATABASE OR THE DATABASE INFORMATION INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     8.4 Warranties Repeated at Installation. The representations and warranties set forth in this Article 8 shall be true and correct on the Effective Date, as well as on the date of installation of the Proteomica(TM) Database.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   ARTICLE 9

                              DISPUTE RESOLUTION

     9.1 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure:

          9.1.1 Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this Agreement or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis that takes into account the precise subject and nature of the dispute.

          9.1.2 If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, then the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer ("CEO") of 3DP and the Senior Vice President of Early Discovery and Applied Technology for BMS, or a comparable position selected by either Party from time to time, for review and a non-binding resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such officers who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

          9.1.3 If the matter has not been resolved utilizing the foregoing process, and the Parties are unwilling to accept the non-binding decision of the indicated panel, either or both Parties may elect to pursue definitive resolution through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). Binding arbitration shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators chosen in accordance with these Rules. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to the conflicts of laws provisions of Delaware. The arbitration will be held in Wilmington, Delaware. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties hereby consent to the said

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                 jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceeding shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

                                  ARTICLE 10

                        TERM AND TERMINATION; SURVIVAL

     10.1 Term. The term of the Agreement shall be from the Effective Date until the expiration of Contract Year Three. Within six (6) months prior to the expiration date, the Parties will negotiate in good faith to provide BMS continued access to the Proteomica(TM) Database; such negotiations will be based on the then prevailing pricing structure for customer access to the Proteomica(TM) Database.

     10.2 For Any Reason. Subject to the provisions of Section 10.3, BMS may terminate this Agreement for any reason by providing sixty (60) days written notice after the beginning of Contract Year Two.

     10.3 Return of Confidential Information. Upon termination prior to expiration of the term of this Agreement:

          10.3.1 If the termination occurs before the receipt of payment under
                 Section 6.1.2, then BMS must return or destroy any Confidential Information received from 3DP over the course of the term of the Agreement and return the Proteomica(TM) Database and any related Confidential Information.

          10.3.2 If the termination occurs after the receipt of payment under
                 Section 6.1.2, then BMS may either:


                  10.3.2.1 return or destroy any Confidential Information
                           received from 3DP over the course of the term of the Agreement and return the Proteomica(TM) Database and any related Confidential Information, or

                  10.3.2.2 return any Confidential Information received from 3DP over the course of the term of the Agreement which is not part of the Proteomica(TM) Database [**] but keep the then current copy of the Proteomica(TM) Database, and [**].

                  10.3.3 In either event, upon termination or expiration of this Agreement, BMS shall thereafter continue to have all rights to [**] obtained by BMS under this Agreement during the Access term.

     10.4 Termination for Material Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give written notice to have the default cured. If such default (i) is not cured within 60 days after the receipt of such notice or (ii) is not susceptible to cure within 60 days after receipt of such notice (unless such default, by its nature, is incurable, in which case the Agreement may be terminated immediately upon

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          written notice) or (iii) diligent steps are not taken to cure if by its nature such default could not be cured within 60 days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement. Such rights to terminate will be in addition to, and without prejudice to the exercise of, any other remedies available in law or equity.

     10.5 Insolvency or Bankruptcy.

          10.4.1 Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of Exhibit, execution, restraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for 90 days undismissed, unbonded and undischarged.

          10.4.2 All rights and licenses granted under or pursuant to this Agreement by BMS or 3DP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual Property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Parties under the U.S. Bankruptcy Code, the Parties hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by a nonsubject Party.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     10.6 No Waiver. The right of a Party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     10.7 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Article 7, Section 8.3, Article 9, Section 10.6, Section 10.7, Article 11 and Article 12 (except Section 12.5) shall survive any expiration or termination of this Agreement.

                                  ARTICLE 11

                                INDEMNIFICATION

     11.1 Direct Indemnity. Each Party (the "indemnifying Party") shall indemnify and hold the other Party, its trustees, officers, agents, and employees (the "indemnified Parties"), harmless from and against all losses, liabilities, damages and expenses (including attorney's fees and costs) arising out of a breach of the indemnifying Party's warranties or out of the negligence or willful misconduct of the indemnifying Party in connection with activities under this Agreement except to the extent such losses, liabilities, damages and expenses (including attorney's fees and costs) resulted from the negligent or willful misconduct of the indemnified Party. BMS acknowledges and agrees that, with respect to the nature of the Proteomica(TM) Database, there may be no adequate remedy at law for any breach of BMS's obligations under the security provisions of this Agreement, that any such breach may result in irreparable harm to 3DP, and therefore, that upon any such breach, 3DP may be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law, including injunctive relief, specific performance or such other relief as 3DP may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all costs and expenses, including attorneys' fees incurred. 3DP shall be entitled to indemnification by BMS from any losses, liabilities, damages and expenses (including attorneys' fees and costs), in connection with such unauthorized use or release of Confidential Information of 3DP. 3DP shall be entitled to indemnification by BMS from any losses, liabilities, damages and expenses (including attorneys' fees and costs) in connection with any Third Party infringement action arising with respect to the Database Information as it may pertain to BMS's use of such Database Information. BMS shall be entitled to indemnification by 3DP from any losses, liabilities, damages and expenses (including attorneys' fees and costs) in connection with any Third Party infringement action arising with respect to BMS's use of the Proteomica(TM) Database as it may pertain to claims that the Proteomica(TM) Database infringes such Third Party's proprietary rights.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     11.2 Procedure. Upon the assertion of any such claim or suit, the indemnified Party shall promptly notify the indemnifying Party thereof and shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the selection of counsel and the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any material obligation on the indemnified Parties), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

                                  ARTICLE 12

                                 MISCELLANEOUS

     12.1 Entire Agreement. This Agreement, and the DiscoverWorks(TM) Drug Discovery Collaboration Agreement, the DiscoverWorks(TM) Non-exclusive License and Purchase Agreement and the PERT Internal Use License and Option Agreement all entered into simultaneously with this Agreement, and each of the Exhibits thereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matters of these respective Agreement and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matters.

     12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     12.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of 3DP, BMS and their permitted assigns.

     12.4 Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, or in the event of its merger or consolidation or change of control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     12.5 Restrictions on Unsolicited Activities. In consideration of the licenses granted hereunder, BMS agrees that for the term of this Agreement, without the prior written consent of the board of directors of 3DP, neither BMS nor any of its respective Affiliates (including any person or entity directly or indirectly, through one or more intermediaries, controlling one of these entities, or controlled by one of these entities or under common control with one of these entities) will (i) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any securities or assets of 3DP; (ii) make, or in any way

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          participate, directly or indirectly, in any "solicitation" of "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of 3DP or any Affiliate thereof; (iii) initiate or support, directly or indirectly, any stockholder proposal with respect to 3DP; (iv) directly or indirectly make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving 3DP or its securities or assets, or any Affiliate thereof, or of any successor to or person in control of 3DP or any of its businesses, or any assets of 3DP any Affiliate or division thereof, or of any such successor or controlling person; or (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing. Nothing contained in this
          Section 12.5 shall prohibit the ownership by BMS of up to 1% of any class of securities of 3DP which are registered pursuant to the Exchange Act.

     12.6 No Implied Licenses. No rights to any other patents, know-how or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

     12.7 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

     12.8 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

     12.9 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute 3DP or BMS as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     12.10 Notices and Deliveries. Any formal notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, delivered by registered letter (or its equivalent) or delivered by certified overnight courier service (receipt required), to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

     If to BMS:

     Bristol-Myers Squibb Company
     Route 206 & Province Line Road
     P.O. Box 4000
     Princeton, New Jersey 08543
     ATTN: Vice President and Senior Counsel,
           Pharmaceutical Research Institute

     If to 3DP:                             with a copy to:

     3-Dimensional Pharmaceuticals, Inc.    Morgan, Lewis & Bockius LLP
     Eagleview Corporate Center             502 Carnegie Center
     665 Stockton Drive, Suite 104          Princeton, New Jersey 08540
     Exton, PA  10341
     ATTN:  Chief Executive Officer         ATTN: Randall B. Sunberg, Esq.

     12.11 Public Announcements. The Parties shall consult with each other and reach mutual written agreement before making any public announcement concerning this Agreement or its subject matter. Notwithstanding the foregoing, the Parties may disclose the existence and general nature of this Agreement and may make disclosures for purposes of satisfying legal and regulatory requirements in accordance with
            Article 7; however, neither Party shall use the name of the other Party for promotional purposes.

     12.12 Headings. The captions to the sections in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     12.13 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the Effective Date. If, after taking into

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            account said voided provision(s), the Parties are unable to realize the practical economic benefit contemplated on the Effective Date, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the Parties on the Effective Date.

     12.14 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

     12.15 Advice of Counsel. BMS and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

     12.16 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OTHER DAMAGES.

     12.17 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

3-DIMENSIONAL PHARMACEUTICALS, INC.             BRISTOL-MYERS SQUIBB COMPANY

By:  /s/ David C. U'Prichard                    By:   /s/ Marilyn Hartig

Name:  David C. U'Prichard, Ph.D.               Name:  Marilyn Hartig, Ph.D.

Title: Chief Executive Officer                  Title:  VP, External Sciences
                                                         & Technology

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT A
                                   ---------

                            GPCR Sequence Subtypes
                            ----------------------

[**]


** This page and the next three pages of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted pages have been filed separately with the Commission.

                                   EXHIBIT B
                                   ---------

                          BMS Preferred GPCR Targets
                          --------------------------

[**]


** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT C
                                   ---------

                             Database Access Terms
                             ---------------------

     Only authorized personnel from BMS shall be entitled to download GPCR Structure or GPCR Homology Model coordinates from the Proteomica Database solely for the purpose of modeling such GPCRs using software tools external to the Proteomica Database. BMS shall maintain a list of such authorized personnel, which may be inspected by 3DP upon reasonable cause, BMS considering access to names of staff and their expertise to be proprietary to BMS.

     BMS shall not transfer the Proteomica Database or the Database Information, or any portion thereof, from the BMS Sites.

     Other terms to be added by mutual agreement of the parties.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.